UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

   Filed                                       pursuant to Section 16(a) of the
                                               Securities Exchange Act of 1934,
                                               Section 17(a) of the Public
                                               Utility Holding Company Act of
                                               1935 or Section 30(f) of the
                                               Investment Company Act of 1940

(Print or Type Responses)
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1.  NAME AND ADDRESS OF REPORTING PERSON*

Murdy                         James                   L.
(LAST)                        (FIRST)                 (MIDDLE)


2670 Merry Oak Lane
(STREET)

Upper St. Clair               PA                      15241
(CITY)                        (STATE)                 (ZIP)


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2.  DATE OF EVENT REQUIRING STATEMENT  (MONTH/DAY/YEAR)
      8/31/98

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3.  I.R.S. IDENTIFICATION NUMBER OF REPORTING PERSON, IF AN ENTITY (VOLUNTARY)


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4.  ISSUER NAME AND TICKER OR TRADING SYMBOL
      Federated Investors, Inc.  -  FII

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5. RELATIONSHIP OF REPORTING PERSON(S) TO ISSUER: (CHECK ALL IF APPLICABLE)
___X__Director _________10% Owner ______Officer (give title below)
_________Other (specify below)


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6.  IF AMENDMENT, DATE OF ORIGINAL (MONTH/DAY/YEAR)


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7.  INDIVIDUAL OR JOINT/GROUP FILING (CHECK APPLICABLE LIMIT)
___X__   Form filed by One Reporting Persons
_______  Form filed by More than One Reporting Persons

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             TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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1. TITLE OF SECURITY    2. AMOUNT OF   3. OWNERSHIP   4. NATURE OF INDIRECT
   (INSTR. 4)              SECURITIES     FORM:          BENEFICIAL
                           BENEFICIALLY   DIRECT (D)     OWNERSHIP (INSTR. 5)
                           OWNED          OR
                           (INSTR. 4)     INDIRECT
                                          (I)
                                          (INSTR. 5)
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Federated Investors, Inc.   3,000          D
Class B
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     Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*    If the form is filed by more than one reporting person, see Instruction
     5(b)(v).

           TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)




1. TITLE OF DERIVATIVE     2. DATE           3.  TITLE AND AMOUNT OF SECURITIES         4.CONVERSION    5.            6.  NATURE
   SECURITY                   EXERCISABLE        UNDERLYING DERIVATIVE SECURITY          OR             OWNERSHIP       OF INDIRECT
   (INSTR. 4)                 AND EXPIRATION     INSTR. 4)                               EXERCISE       FORM OF         BENEFICIAL
                              DATE                                                       PRICE OF       DERIVATIVE      OWNERSHIP
                              (MONTH/DAY/YEAR)                                           DERIVATIVE     SECURITY:       (INSTR. 5)
                                                                                         SECURITY       DIRECT (D)
                                                                                                        OR INDIRECT
                                                                                                        (I) (INSTR. 5)
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                           Date      Expiration        Title          Amount or Number
                           ExercisablDate                             of Shares
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Class B Common Stock       8/31/99   8/30/08  Options                 5,000              $19.00          D
Options
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


** Intentional misstaments or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.


**Signature of Reporting Person                            Date

/s/ James L. Murdy                                     September 10, 1998